                                                                  EXHIBIT 3(i)-1

                         ARTICLES OF AMENDMENT OF SECOND
                      RESTATED ARTICLES OF INCORPORATION OF
                     COMPUTER NETWORK TECHNOLOGY CORPORATION


     The undersigned, the Secretary of Computer Network Technology Corporation, a Minnesota corporation, for the purpose of amending the corporation's Second Restated Articles of Incorporation under the provisions of Minnesota Statutes section 302A.135, pursuant to section 302A.139, state that:

     FIRST -- The name of the corporation is Computer Network Technology Corporation.

     SECOND -- Paragraph 3.01 of the articles of incorporation is deleted in its entirety and is replaced with the following text:

         "3.01 This corporation shall have the authority to issue an aggregate of one hundred million (100,000,000) shares of Common Stock of par value of $.01 per share. Such shares shall be designated as this corporation's `Common Stock.'"

     THIRD -- The amendment changing paragraph 3.01 of the Second Restated Articles of Incorporation was approved by the affirmative vote of a majority of the directors present at a meeting held on February 11, 1999, and was approved and adopted by the affirmative vote of the holders of a majority of the voting power of the shares of stock present and entitled to vote at a meeting held on May 13, 1999. Such amendment was adopted as required by Chapter 302A of the Minnesota statutes.

     IN WITNESS WHEREOF, the undersigned secretary has executed these articles of amendment in Plymouth, Minnesota on May 13, 1999.


                                            /s/ Gregory T. Barnum
                                            -----------------------------------
                                            Gregory T. Barnum, Secretary

                                       1